As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-205040

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QTS Realty Trust, Inc.

(QTS Realty Trust, LLC as successor by merger to QTS Realty Trust, Inc.)

(Exact Name of Registrant as Specified in Its Charter)

Maryland (State of Other Jurisdiction of Incorporation or Organization)	46-2809094 (I.R.S. Employer Identification No.)

12851 Foster Street, Overland Park, KS 66213

(913) 814-9988

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QTS Realty Trust, Inc. Employee Stock Purchase Plan

2017 Amended and Restated QTS Realty Trust, Inc. Employee Stock Purchase Plan

(Full Title of Plan)

Matt Thomson

General Counsel

QTS Realty Trust, LLC

12851 Foster Street, Overland Park, KS 66213

(913) 312-5503

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Brian M. Stadler

Anthony F. Vernace

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

(212) 455-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (File No. 333-205040) (as amended and supplemented, the “Registration Statement”) of QTS Realty Trust, Inc., a Maryland corporation (the “Company”), which was originally filed with the Securities and Exchange Commission on June 17, 2015.

On August 31, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of June 7, 2021, among the Company, Volt Upper Holdings LLC, a Delaware limited liability company, Volt Lower Holdings LLC, a Delaware limited liability company (“Merger Sub I”), Volt Acquisition LP, a Delaware limited partnership, and QualityTech, LP, a Delaware limited partnership, the Company merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Merger”), under the name “QTS Realty Trust, LLC”.

As a result of the Merger, any and all offerings of securities registered pursuant to the Registration Statement have been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to the Company, hereby removes from registration all securities registered under the Registration Statement but unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant has duly caused this Post-Effective Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Overland Park, State of Kansas, on August 31, 2021.

QTS Realty Trust, LLC
(as successor by merger to QTS Realty Trust, Inc.)

By:	/s/ Matt N. Thomson
Matt N. Thomson
General Counsel, Vice President and Secretary